EXHIBIT B: SOX CODE OF ETHICS

Adopted pursuant to Section 406 of the Sarbanes-Oxley Act

I. Covered Officers/Purpose of the Code

This code of ethics (this “Code”) for Pomona Investment Fund (the “Fund”) applies to the Fund’s Principal Executive Officer, and Principal Financial Officer (the “Covered Officers”) each of whom are set forth in Appendix A for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund; compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board of Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund[1];;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

[1]	With regard to a Covered Officer, the term “benefit personally” means the direct or indirect receipt by the Covered Officer, by a member of the Covered Officer’s immediate family, or by any entity (other than a Fund’s investment adviser or any affiliate thereof) of which the Covered Officer or any member of the Covered Officer’s immediate family owns 5% or more of the beneficial ownership interest or by which the Covered Officer or any member of the Covered Officer’s immediate family is employed, or from which the Covered Officer or any member of the Covered Officer’s immediate family receives any compensation or other benefit, of any compensation or other personal benefit. For the purposes of this Code, the term “member of the immediate family” means a Covered Officer’s parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, and includes step and adoptive relationships.

•	not receive any gifts in excess of $500 in any calendar year from any entity or person that directly or indirectly currently or prospectively does or will do business with or receives compensation or other benefits from a Fund;

•	not have a direct or indirect financial interest, such as compensation or equity ownership, in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with the Fund’s investment adviser, administrator, principal underwriter, or any affiliated person thereof;

•	not engage in a transaction directly as a principal with a Fund, except that this prohibition shall not apply to the purchase or redemption of the shares of any Fund on the same terms and conditions as all other shareholders; and

•	not engage in any other activity that would cause them to benefit personally at the expense of a Fund.

There are some conflict of interest situations that should always be discussed with the General Counsel of the Adviser if material. Examples of these include:

•	Service as a director, partner, officer, manager or managing member on the board of any public or private company other than a Fund’s investment adviser, administrator, principal underwriter, or an affiliate of any of the foregoing, if such company has current or prospective business dealings with a Fund or if any Fund may invest in securities issued by such company[2]; ;

•	the receipt of any non-nominal gifts;

•	the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety[3];

•	any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person there of;

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

[2]	For the purposes of this Code, “company” includes any legal or business entity such as a corporation, limited liability company, partnership, limited partnership, trust, association, sole proprietorship, etc.
[3]	For the purposes of this Code, “entertainment” means activities or events, such as golfing, theater, sporting events, etc., at which a representative of the entertaining company is present along with the Covered Officer or his or her immediate family member. If a representative of the entertaining company is not present, such activities or events shall be treated as gifts hereunder.

III. Disclosure and Compliance

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

•	each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•	each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers of the Fund and officers and employees of the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	report at least annually any legal proceedings initiated against him or herself or any bankruptcy or similar filing made; and report at least annually for him or herself or immediate family; any direct or material indirect business relationship with the Fund’s Auditor; any professional position, material interest in any business transaction or any business relationship concerning property or services with an Affiliate or Service Provider to the Fund; any legal representation provided to an Affiliate or the Fund; or any other designation as a director or trustee or other material compensation arrangement with an Affiliate or Service Provider that may give rise to a conflict of interest;

•	not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith; and

•	notify Designated Individual promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code. The Designated Individual is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Principal Executive Officer will be considered by the Independent Directors

•	the Designated Individual will take all appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the Designated Individual believes that no violation has occurred, the Designated Individual is not required to take any further action;

•	any matter that the Designated Individual believes is a violation will be reported to the Independent Directors;

•	if the Independent Directors concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•	the Board will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund’s and its investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. Amendments

Any amendments to this Code, other than amendments to Appendix A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to other than the Board of Trustees, the Fund’s Investment Adviser and its counsel

VIII. Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Fund as to any fact, circumstance, or legal conclusion.

IX Conflicts with Law and Policy

If any part of this Code, or if compliance with any part of this Code, violates or is in conflict with any applicable law, the provisions of such applicable law shall control. If any part of this Code, or if compliance with any part of this Code, violates or is in conflict with any policy or practice of the Fund or of any service provider to the Fund, the provisions of this Code shall control.

Appendix A

Persons Covered by this Code of Ethics

Principal Executive Officer

Principal Financial Officer

Pomona Investment Fund Annual Affirmation and Acknowledgement (Sample Template)

I, _________________________, have complied with the requirements of the Code of Ethics for Senior Officers in relation to Section 406 of the Sarbanes-Oxley Act of 2002.

I acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer.

I also acknowledge my responsibility to report any violation of the Code to [ ].

I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in their sole discretion, with or without notice.

Signature